As filed with the Securities and Exchange Commission on July 23, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	6022	77-0469558
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Code Number)	(I.R.S. Employer Identification Number)

150 Almaden Boulevard
San Jose, California  95113
(408) 947-6900

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive
Offices)

LAWRENCE D. McGOVERN

Executive Vice President and Chief Financial Officer

Heritage Commerce Corp

150 Almaden Boulevard
San Jose, California  95113
(408) 497-6900

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

MARK A. BONENFANT, ESQ.

Buchalter Nemer
1000 Wilshire Boulevard
Fifteenth Floor
Los Angeles, California  90094
(213) 891-0700
(213) 630-5664 – Facsimile

Approximate date of commencement of the proposed sale of the securities to the public:   From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

                    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be Registered (2)	Proposed maximum offering price per Share (3)	Proposed maximum aggregate offering price (2)	Amount of registration fee (1)(4)
Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, no par value (and underlying shares of Common Stock)	53,996	$981.34	$52,988,434	$3,778
Series C Convertible Perpetual Preferred Stock, no par value (and underlying shares of Common Stock)	21,004	$981.34	$20,612,065	$1,469
Underlying Shares of Common Stock, no par value (5)	22,222,223
Total			$73,600,499	$5,248

(1)           This registration statement relates to the following securities to be offered for resale by the selling securityholders: (a) shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, no par value (the “Series B Preferred Stock”), Series C Convertible Perpetual Preferred Stock, no par value (the “Series C Preferred Stock”), (c) the shares of Common Stock, no par value (the “Common Stock”), underlying the Series B Preferred Stock and the Series C Preferred Stock; and (d) any additional shares of Common Stock or Series B Preferred Stock or Series C Preferred Stock that become issuable in connection with anti-dilution adjustments as set forth in the terms of the Certificates of Determination of the Series B Preferred Stock of the Series C Preferred Stock.

(2)           Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 416, there are also registered such indeterminate number of additional shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock that may become issuable due to anti-dilution adjustments for changes resulting from stock splits, stock dividends, recapitalizations or similar transactions and certain other events specified in the terms of the Series B Preferred Stock and the Series C Preferred Stock, as applicable.

(3)           Estimated solely for the purpose of calculating the registration fee and based on the average of the high and low sales price of Common Stock of $3.68 on July 19, 2010 on the NASDAQ Global Select Market pursuant to Rule 457(c) .

(4)           Pursuant to Rule 457 (i), a single registration fee is payable with respect to the Series B Preferred Stock, the Series C Preferred Stock and the underlying shares of Common Stock.

(5)           Represents 20,000,000 shares of Common Stock issued to be upon conversion of the 53,996 outstanding shares of Series B Preferred Stock and the 21,004 outstanding shares of Series C Preferred Stock, plus an additional 2,222,223 shares that will be issuable if certain shareholder approvals are not obtained within six months of the date of issuance of the Series B Preferred Stock and the Series C Preferred Stock.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 23, 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

HERITAGE COMMERCE CORP

53,996 Shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock

21,004 Shares of Series C Convertible Perpetual Preferred Stock

14,399,000 Shares of Common Stock Underlying the Series B Preferred Stock

5,601,000 Shares of Common Stock Underlying the Series C Preferred Stock

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) identified under the heading “selling securityholders” on page 14 of this prospectus who currently own such securities or may acquire such securities upon the conversion of securities currently held.  We refer to these persons as the “selling securityholders.”

An investment in the securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 4 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities.

This prospectus covers the following securities:

•                                          Some or all of the 53,996 shares of our Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”);

•                                          Some or all of the 21,004 shares of our Series C Convertible Perpetual Preferred Stock (“Series C Preferred Stock”);

•                                          The shares of our Common Stock, no par value (“Common Stock”), issuable upon the mandatory conversion into Common Stock of our Series B Preferred Stock; and

•                                          The shares of our Common Stock issuable upon the mandatory conversion into Common Stock of our Series C Preferred Stock.

Pursuant to a Securities Purchase Agreement, dated June 18, 2010, entered into by Heritage Commerce Corp and each of the selling securityholders (or an affiliate of the selling securityholders), we issued shares of Series B Preferred Stock and Series C Preferred Stock to the selling securityholders in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended.  We refer to this transaction as the “June 2010 Private Placement.”  In order to enable the Series B Preferred Stock and the Series C Preferred Stock to convert into our Common Stock in accordance with their respective terms, we will seek approval from our shareholders of proposals concerning the issuance of our Common Stock in connection with the conversion of the Series B Preferred Stock and Series C Preferred Stock into our Common Stock for purposes of NASDAQ Listing Rule 5635 and California law.  We refer to these shareholder approvals together as the “Shareholder Approvals.”

When used in this prospectus, the term “Securities” refers to the shares of Series B Preferred Stock, shares of Series C Preferred Stock and the shares of Common Stock. We agreed in the Securities Purchase Agreement to file this resale registration statement covering these Securities.

The selling securityholders who may sell or otherwise dispose of the Securities were the initial investors (or the permitted affiliate transferees of such investors) in the June 2010 Private Placement described above. The selling securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise or at negotiated prices. If the Securities are sold through underwriters, broker-dealers or agents, the selling securityholders (or the purchasers of the Securities as negotiated with the selling securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the selling securityholders. The timing and amount of any sale is within the selling securityholder’s sole discretion, subject to certain restrictions. See “Plan of Distribution.”

We will not receive any proceeds from the sale of Securities by the selling securityholders.

Shares of our Common Stock are traded on the NASDAQ Global Select Market under the symbol “HTBK.” The Series B Preferred Stock and the Series C Preferred Stock are not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listings. In the event we were to seek such listings, there is no guarantee that any established securities exchange or quotation system would accept the Series B Preferred Stock or Series C Preferred Stock for listing.

None of the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These Securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency or fund.

This date of this prospectus is                     , 2010.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or inconsistent information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these Securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate as of any date other than the date of such applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we state otherwise or the context indicates otherwise, references to “Heritage,” “we,” “us,” “our” and “the Company” in this prospectus refer to Heritage Commerce Corp and its subsidiaries.  References to “Heritage Bank of Commerce” or “HBC” mean our wholly-owned banking subsidiary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus including the documents incorporated by reference in it, contains various statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These forward-looking statements often can be, but are not always, identified by the use of words such as “assume,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” “predict,” “anticipate,” “may,” “might,” “should,” “could,” “goal,” “potential” and similar expressions. We base these forward-looking statements on our current expectations and projections about future events, our assumptions regarding these events and our knowledge of facts at the time the statements are made. These statements include statements relating to our projected growth, anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition.

These forward-looking statements are subject to various risks and uncertainties that may be outside our control and our actual results could differ materially from our projected results. In addition, our past results of operations do not necessarily indicate our future results. Please see our most recent Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus for a further discussion of these and other risks and uncertainties applicable to our business. The forward-looking statements could be affected by many factors, including but not limited to:

•                                          Our ability to attract new deposits and loans;

•                                          Local, regional, and national economic conditions and events and the impact they may have on us and our customers;

•                                          Risks associated with concentrations in real estate related loans;

•                                          Increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity;

•                                          Market interest rate volatility;

•                                          Stability of funding sources and continued availability of borrowings;

•                                          Changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including our written agreement entered into by the Company and the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions;

•                                          Changes in accounting standards and interpretations;

•                                          Significant decline in the market value of the Company that could result in an impairment of goodwill;

•                                          Our ability to raise capital or incur debt on reasonable terms;

•                                          Regulatory limits on Heritage Bank of Commerce’s ability to pay dividends to the Company;

•                                          Effectiveness of the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009 and other legislative and regulatory efforts to help stabilize the U.S. financial markets;

•                                          Future legislative or administrative changes to the U.S. Treasury Capital Purchase Program enacted under the Emergency Economic Stabilization Act of 2008;

•                                          The impact of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009 and related rules and regulations on our business operations and competitiveness, including the impact of executive compensation restrictions, which may affect our ability to retain and recruit executives in competition with other firms who do not operate under those restrictions;

•                                          The impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act signed by President Obama on July 21, 2010; and

•                                          Our success in managing the risks involved in the foregoing items.

We are not able to predict all the factors that may affect future results. You should not place undue reliance on any forward-looking statement, which speaks only as of the date of this prospectus or the date of the document incorporated by reference. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in the documents we file with the SEC, which means that we can disclose important information to you in this prospectus by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference the documents listed below (other than filings or portions of filings that, under applicable SEC rules, are “furnished” rather than “filed”):

•                                          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 17, 2010, including portions incorporated by reference therein to our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 20, 2010;

•                                          Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010 (as filed on May 11, 2010);

•                                          Current Reports on Form 8-K filed on May 3, 2010 (solely with respect to Item 8.01), May 28, 2010, June 22, 2010, June 30, 2010 and July 15, 2010; and

•                                          The description of our Common Stock contained in our Registration Statement on Form 8-A, dated March 5, 1998, which registers our Common Stock under Section 12 of the Exchange Act, together with any amendments or reports filed with the SEC for the purpose of updating the description.

You may obtain a copy of these filings at no cost by writing to us at Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California 95113, Attention: Corporate Secretary or by telephone request to our Corporate Secretary at (408) 947-6900.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”).  Our SEC filings are available to the public on the Internet at the SEC’s website at www.sec.gov and on our website www.heritagecommercecorp.com (as soon as practicable after we electronically file such materials with, or furnish them to, the SEC).  Except for those SEC filings incorporated by reference in this prospectus, none of the information contained on, or that may be accessed through, our website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our Securities.  You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the Securities is appropriate for you.

About Heritage Commerce Corp

Heritage Commerce Corp, a California corporation organized in 1997, is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. We provide a wide range of banking services through Heritage Bank of Commerce, our wholly-owned subsidiary and our principal asset. Heritage Bank of Commerce is a California state-chartered bank headquartered in San Jose, California and has been conducting business since 1994.

Heritage Bank of Commerce is a multi-community independent bank that offers a full range of commercial banking services to small and medium-sized businesses and their owners, managers and employees.  We operate through 10 full service branch offices located entirely in the southern and eastern regions of the general San Francisco Bay Area of California in the counties of Santa Clara, Alameda, and Contra Costa.  Our market includes the headquarters of a number of technology-based companies in the region commonly known as “Silicon Valley.”

Our lending activities are diversified and include commercial, real estate, construction and land development, consumer and SBA guaranteed loans. We generally lend in markets where we have a physical presence through our branch offices and SBA loan production offices.  We attract deposits throughout our market area with a customer-oriented product mix, competitive pricing, and convenient locations.  We offer a wide range of deposit products for business banking and retail markets.  We offer a multitude of other products and services to complement our lending and deposit services.

As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries. As a California chartered bank, Heritage Bank of Commerce is subject to primary supervision, periodic examination, and regulation by the California Department of Financial Institutions (“DFI”), and by the Federal Reserve, as its primary federal regulator.

Our principal executive office is located at 150 Almaden Boulevard, San Jose, California 95113, telephone number: (408) 947-6900.

Recent Developments

On July 23, 2010, we announced our financial results for the quarter and the six months ended June 30, 2010.  For the six months ended June 30, 2010, we had a net loss allocable to common shareholders of $59.8 million, or ($5.06) per diluted common share.  For the six months ended June 30, 2009, we had a net loss allocable to common shareholders of $10.5 million, or ($0.89) per diluted common share.

At June 30, 2010, based on management’s analysis, with the assistance of an independent valuation firm, and continued deteriorating economic conditions and the length of time and amount by which the Company’s book value exceeded the market value per share for its Common Stock, the Company determined it was appropriate to write off the entire $43.2 million of goodwill related to its acquisition of Diablo Valley Bank in June 2007.  This goodwill impairment charge had no effect on the cash balances, liquidity, or tangible equity capital of the Company or Heritage Bank of Commerce.  Goodwill is excluded when calculating regulatory capital and, therefore, the Company’s and Heritage Bank of Commerce’s regulatory capital ratios were not significantly affected by the charge.

Other financial developments for the three months and six months ended June 30, 2010 include the following:

•                                          Net interest margin increased to 3.88% in the second quarter of 2010 from 3.55% in the second quarter of 2009, and 3.81% for the first quarter of 2010.

•                                          The provision for loan losses was $18.6 million in the second quarter of 2010 compared to a provision for loan losses of $10.7 million in the second quarter of 2009, and $5.1 million in the first quarter of 2010.

•                                          The Company recorded a $3.7 million partial valuation allowance on deferred tax assets in the second quarter of 2010.

•                                          Heritage Bank of Commerce exceeded regulatory well-capitalized levels with a leverage ratio of 11.68%, a tier 1 risk-based capital ratio of 14.49%, and a total risk-based capital ratio of 15.75% at June 30, 2010.

•                                          On a consolidated basis, the Company exceeded regulatory well-capitalized levels with a leverage ratio of 8.65%, a tier 1 risk-based capital ratio of 10.73%, and a total risk-based capital ratio of 18.66% at June 30, 2010.

•                                          The Company had tangible common equity to tangible assets of 5.68% at June 30, 2010.

•                                          Total assets were $1.30 billion at June 30, 2010, a decrease of 9% from a year ago and a decrease of 2% over the first quarter ended March 31, 2010.

•                                          Loans, excluding loans held-for-sale, decreased 19% to $937.8 million at June 30, 2010 from $1.16 billion at June 30, 2009, and decreased 7% from $1.01 billion at March 31, 2010.

•                                          Land and construction loans decreased $120.6 million to $110.2 million or 12% of the total loan portfolio at June 30, 2010, compared to $230.8 million or 20% of total loans at June 30, 2009, and decreased $43.6 million from $153.8 million or 15% of the total loan portfolio at March 31, 2010.

•                                          Nonperforming assets were $60.1 million or 4.1% of total assets at June 30, 2010, of which $9.8 million was related to classified loans transferred to loans held-for-sale.  Nonperforming assets were $61.7 million or 4.30% of total assets at June 30, 2009, and $69.0 million or 5.17% of total assets at March 31, 2010.

•                                          The allowance for loan losses was $26.8 million or 2.85% of total loans at June 30, 2010, compared to $31.4 million or 2.70% of total loans at June 30, 2009, and $26.5 million, or 2.64% of total loans at March 31, 2010.

•                                          Net charge-offs were $18.4 million in the second quarter of 2010.  Net charge-offs were $3.2 million in the second quarter of 2009, and $7.3 million in the first quarter of 2010.

The Offering

Maximum number of shares of Common Stock offered by the selling securityholders (in each case subject to anti-dilution adjustments)

14,399,000 shares of Common Stock underlying the 53,996 outstanding shares of Series B Preferred Stock (15,998,889 if the Shareholder Approvals are not received within six months of issuance of the Series B Preferred Stock) 5,601,000 shares of Common Stock underlying the 21,004 outstanding shares of Series C Preferred Stock (6,223,333 if the Shareholder Approvals are not received within six months of the issuance of the Series C Preferred Stock).

Maximum number of shares of Series B Preferred Stock offered by the selling securityholders (subject to anti-dilution adjustments)	53,996 shares of Series B Preferred Stock issued by us to the selling securityholders on June 21, 2010, as discussed in “Summary of the Underlying Transactions” and “Selling Securityholders.”

Maximum number of shares of Series C Preferred Stock offered by the selling securityholders (subject to anti-dilution adjustments)	21,004 shares of Series C Preferred Stock issued by us to two of the selling securityholders on June 21, 2010.

Shares outstanding as of June 30, 2010	11,820,509 shares of Common Stock 53,996 shares of Series B Preferred Stock 21,004 shares of Series C Preferred Stock

As discussed above and in “Description of the Capital Stock — Series B Preferred Stock,” each share of Series B Preferred Stock will automatically convert into 266.67 shares of our Common Stock (subject to anti-dilution adjustments and adjustment if the Shareholder Approvals are not received within six months of the issuance of the Series B Preferred Stock).  Each share of Series C Preferred Stock will be eligible to convert into 266.67 shares of our Common Stock (subject to anti-dilution adjustments and adjustment if the Shareholder Approvals are not received within six months of the issuance of the Series C Preferred Stock) upon receipt of the Shareholder Approvals, and will automatically convert into our Common Stock on the date of a transfer of the Series C Preferred Stock to a transferee unaffiliated with the holder in a widely dispersed offering.

Convertibility of Series B Preferred Stock into our Common Stock	Shares of Series B Preferred Stock will automatically convert on the first business day after the date on which we receive the Shareholder Approvals.

Convertibility of Series C Preferred Stock into our Common Stock

Shares of Series C Preferred Stock will be eligible for conversion on the date on which we receive the Shareholder Approvals, and will automatically convert into our Common Stock on the date of the transfer of the Series C Preferred Stock to a transferee unaffiliated with the holder in a widely dispersed offering.  The term “widely dispersed offering” means a (i) widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or Rule 144 under the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) after giving effect to the transfer, would own more than 2% of any class of voting securities of the Company or (iii) a transfer to a transferee that controls or is acquiring control of more than 50% of the voting securities.

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the selling securityholders. We will not receive any of the proceeds from such sales.

Risk Factors

An investment in our Securities is subject to risks. Please refer to the information contained under the caption “Risk Factors” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our Securities.

NASDAQ Global Select Market Symbol	“HTBK” Common Stock.

Neither the Series B Preferred Stock nor Series C Preferred Stock are listed, and the Company does not intend to list the Series B Preferred Stock or Series C Preferred Stock on any market.

RISK FACTORS

Our business, financial condition and results of operations are subject to various risks, including those discussed below, and those set forth in Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference, which may affect the value of the Securities. The risks discussed in this prospectus  and incorporated herein by reference are those that we believe are the most significant risks, although additional risks not presently known to us or that we currently deem less significant may also adversely affect our business, financial condition and results of operations, perhaps materially. Before making a decision to invest in the Securities, you should carefully consider the risks and uncertainties described below and the risks incorporated by reference in this prospectus, together with all of the other information included or incorporated by reference in this prospectus.

Risks Relating to our Securities

Our participation in the U.S. Treasury’s Capital Purchase Program may pose certain risks to holders of our securities.

The Company sold to the U.S. Treasury 40,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, no par value (“Series A Preferred Stock”), and a warrant to purchase 462,963 (which number of shares is not subject to increase as a result of our issuance of the Series B Preferred Stock and the Series C Preferred Stock) shares of the Company’s Common Stock. Although the Company believes that its participation in the U.S. Treasury’s Capital Purchase Program (“Capital Purchase Program”) was in the best interests of its shareholders in that it enhanced our capital, it may pose certain risks to the holders of our Securities such as the following:

•                                          The warrant, if exercised, may be significantly dilutive to current common stockholders.

•                                          The warrant is immediately exercisable, thus the U.S. Treasury may at any time become a significant holder of the Company’s Common Stock and possess significant voting power.

•                                          Although the Series A Preferred Stock issued to the U.S. Treasury is non-voting, the terms of the Capital Purchase Program stipulate that the U.S. Treasury may vote its senior equity in matters deemed by the U.S. Treasury to have an impact on its holdings.

•                                          Under the terms of the Capital Purchase Program, the Company must seek the approval of the U.S. Treasury for any increases in dividends paid to holders of our Common Stock as well as any repurchases of our Common Stock.

•                                          The U.S. Treasury may at any time change the terms of our participation in the Capital Purchase Program.

•                                          If the Company misses a total of six (6) quarterly dividend payments on the Series A Preferred Stock, the U.S. Treasury will have the right to appoint two directors to our board of directors.

•                                          We are unable to pay any dividends on our Common Stock unless we are current with our dividend payments on the Series A Preferred Stock; and in November 2009 we suspended the payment of dividends on the Series A Preferred Stock.

•                                          Executive compensation rules for Capital Purchase Program participants may restrict our ability to hire or retain qualified senior executives officers and other key employees.

Our securities are not an insured deposit.

Our securities are not bank deposits and, therefore, are not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our securities is inherently risky for the reasons described in this section and elsewhere in this prospectus and is subject to the same market forces that affect the price of securities in any company. As a result, if you acquire our securities, you may lose some or all of your investment.

Federal and state law may limit the ability of another party to acquire us, which could cause the price of our securities to decline.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act of 1956, as amended, before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the DFI has approved such acquisition of control. A person would be deemed to have acquired control of Heritage Bank of Commerce if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Heritage Bank of Commerce or (ii) to direct or cause the direction of the management and policies of Heritage Bank of Commerce. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding Common Stock would be presumed to control Heritage Bank of Commerce.

These provisions of federal and state law may prevent a merger or acquisition that would be attractive to shareholders and could limit the price investors would be willing to pay in the future for our securities.

We may raise additional capital, which could have a dilutive effect on the existing holders of our securities and adversely affect the market price of our securities.

We are not restricted from issuing additional shares of Common Stock or securities that are convertible into or exchangeable for, or represent the right to receive shares of Common Stock.  We frequently evaluate opportunities to access the capital markets taking into account our regulatory capital ratios, financial condition and other relevant considerations and, subject to market conditions, we may take further capital actions. Such actions could include, among other things, the issuance of additional shares of Common Stock or other securities in public or private transactions in order to further increase our capital levels above the requirements for a “well capitalized” institution established by the federal bank regulatory agencies as well as other regulatory targets.  These issuances could dilute ownership interests of investors and could dilute the per share book value of our Common Stock.

Holders of our subordinated debt have rights that are senior to those of our common and preferred shareholders.

We have supported our continued growth through four issuances of trust preferred securities from four separate special purpose trusts and related issuance of subordinated debt to these trusts. At March 31, 2010, we had outstanding subordinated debt totaling $23.7 million.  Payments of the principal and interest on the subordinated debt are fully and unconditionally guaranteed by us. Further, the accompanying subordinated debt we issued to the special purpose trusts are senior to our outstanding shares of Common Stock and preferred stock. As a result, we must make payments on the subordinated debt before any dividends can be paid on our preferred stock or Common Stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the subordinated debt must be satisfied before any distributions can be made on our preferred stock or Common Stock. We have the right to defer interest payments on our subordinated debt (and the related trust preferred securities) for up to five years, during which time no cash dividends may be paid on our preferred stock or Common Stock. In November 2009, we exercised our right to defer the payment of interest on the subordinated debt and related trust preferred securities.

We are subject to a written agreement with the Federal Reserve Bank of San Francisco and DFI that prohibits the payment of dividends without prior approval.

On February 17, 2010, we entered into a Written Agreement (the “Written Agreement”) with the Federal Reserve, our primary federal banking regulator, and the DFI.  The Written Agreement restricts the payment of dividends on Common Stock and preferred stock, and any payments on our trust preferred securities and related subordinated debt, any reductions in capital or the purchase or redemption of stock without the prior consent of the

Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve. We do not know when the Company will receive regulatory approval to pay dividends in the future.

Risks Relating to our Common Stock

If Shareholder Approvals for the conversion of the Series  B Preferred Stock and Series C Preferred Stock are not received before December 21, 2010, the consequences could adversely affect the Company, which may negatively impact your investment in our Common Stock.

If the Shareholder Approvals are not obtained prior to December 21, 2010, on and after December 21, 2010 and until the shareholders approve the conversion of the Series B Preferred Stock and the Series C Preferred Stock, the following consequences will result that could affect our stock price:

•                                          The initial conversion price of the Series B Preferred Stock of $3.75 per share will be decreased by 10% if we fail to obtain the Shareholder Approvals before December 21, 2010 (six months after issuance of the Series B Preferred Stock).

•                                          The initial conversion price of the Series C Preferred Stock of $3.75 per share will be decreased by 10% if we fail to obtain the Shareholder Approvals before December 21, 2010 (six months after issuance of the Series C Preferred Stock).

•                                          The shares of Series B Preferred Stock will remain outstanding and, for so long as such shares remain outstanding, we will be required to pay dividends on the Series B Preferred Stock, at a rate of 20% per annum, or $10.8 million per year.  Dividends will not be payable on the Series B Preferred Stock if the Shareholder Approvals are obtained before December 21, 2010.

•                                          We will be required to pay dividends on the Series C Preferred Stock, at a rate of 20% per annum, or $4.2 million per year.  Dividends will not be payable on the Series C Preferred Stock at the rate of 20% per annum if we obtain the Shareholder Approvals before December 21, 2010.  After we obtain the Shareholder Approvals, the Series C Preferred Stock will remain outstanding, but will receive dividends on an as-converted basis if and only to the extent payable on our common stock.

The price of our Common Stock may fluctuate significantly, and this may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The stock market and, in particular, the market for financial institution stocks, have experienced significant volatility. In some cases, the markets have produced downward pressure on stock prices for certain issuers without regard to those issuers’ underlying financial strength. As a result, the trading volume in our Common Stock may fluctuate more than usual and cause significant price variations to occur. This may make it difficult for you to resell shares of Common Stock owned by you at times or at prices you find attractive.

The trading price of the shares of our Common Stock will depend on many factors, which may change from time to time and which may be beyond our control, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales or offerings of our equity or equity related securities, and other factors identified above under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and below. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Common Stock. Among the factors that could affect our stock price are:

•                                          actual or anticipated quarterly fluctuations in our operating results and financial condition;

•                                          changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our Common Stock or those of other financial institutions;

•                                          failure to meet analysts’ revenue or earnings estimates;

•                                          speculation in the press or investment community generally or relating to our reputation, our operations, our market area, our competitors or the financial services industry in general;

•                                          strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•                                          actions by our current shareholders, including sales of Common Stock by existing shareholders and/or directors and executive officers;

•                                          trends in our nonperforming assets;

•                                          the costs and effectiveness of our efforts to reduce our classified assets;

•                                          fluctuations in the stock price and operating results of our competitors;

•                                          future sales of our equity, equity-related or debt securities;

•                                          proposed or adopted regulatory changes or developments;

•                                          anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•                                          trading activities in our Common Stock, including short-selling;

•                                          domestic and international economic factors unrelated to our performance; and

•                                          general market conditions and, in particular, developments related to market conditions for the financial services industry.

Our Common Stock is listed for trading on the NASDAQ Global Select Market under the symbol “HTBK”.  The trading volume has historically been significantly less than that of larger financial services companies. Stock price volatility may make it more difficult for you to sell your Common Stock when you want and at prices you find attractive.

A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the relatively low trading volume of our Common Stock, significant sales of our Common Stock in the public market, or the perception that those sales may occur, could cause the trading price of our Common Stock to decline or to be lower than it otherwise might be in the absence of those sales or perceptions.

The issuance of additional shares of preferred stock could adversely affect holders of Common Stock, which may negatively impact your investment in our securities.

Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the shareholders, except in certain circumstances. Our board of directors also has the power, without shareholder approval except in certain circumstances, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the Common Stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred stock in the future that has a preference over the Common Stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of the Common Stock, then the rights of holders of the Common Stock or the market price of the Common Stock could be adversely affected. A decline in the market price of our Common Stock may negatively impact the price for the Series B Preferred Stock and the Series C Preferred Stock.

Risks Related to the Series B Preferred Stock

The Series B Preferred Stock will convert into Common Stock only in limited circumstances.

Unless the Shareholder Approvals are received, the Series B Preferred Stock will not convert into our Common Stock. There can be no assurance that the Shareholder Approvals will be obtained. However, if the conversion is not approved by the shareholders at the first meeting held to consider the matter, we have agreed to solicit the Shareholder Approvals at a second meeting of the shareholders (and at subsequent meetings, if needed).

The investors will continue to hold the Series B Preferred Stock until such time as the Shareholder Approvals can be obtained. Shares of Series B Preferred Stock will automatically convert into our Common Stock on the first business day following the date on which we receive the Shareholder Approvals.

You may not receive dividends on the Series B Preferred Stock.

The Series B Preferred Stock provides for cumulative dividends to accrue at the rate of 20% per annum. However, if conversion of the Series B Preferred Stock into shares of our Common Stock occurs before December 21, 2010, then no accrued dividends shall be payable on the Series B Preferred Stock. We have suspended payment of dividends on our Common Stock and Series A Preferred Stock and are currently prohibited from paying dividends on our Common Stock, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock because of the Written Agreement. We may not pay dividends on the shares of Series B Preferred Stock absent the prior written approval of the Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve and only if we are current on the payment of our interest on our outstanding trust preferred and related subordinated debt and the payment of dividends on our Series A Preferred Stock.

The Series B Preferred Stock is equity and is subordinate to our existing and future indebtedness.

Our Series B Preferred Stock is an equity interest and does not constitute indebtedness. As such, our Series B Preferred Stock will rank junior to all indebtedness, including our subordinated debt issued in connection with our trust preferred securities, and other non-equity claims with respect to assets available to satisfy claims, including in a liquidation.

The Series B Preferred Stock is a new series of securities and an active trading market may not develop for it.

The Series B Preferred Stock automatically converts into Common Stock in certain circumstances as described in the section entitled “Description of Capital Stock — Series B Preferred Stock.” There is no public market for the Series B Preferred Stock, and we have no plans to list the Series B Preferred Stock on any securities exchange. There is no guarantee that a secondary trading market will develop or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell shares of Series B Preferred Stock easily. The liquidity of any market for the Series B Preferred Stock will depend on a number of factors, including but not limited to:

•              the number of shares of Series B Preferred Stock, if any, that investors purchase in this offering;

•              the number of shares of Series B Preferred Stock that the selling securityholders elect to sell in this offering;

•              the number of holders of the Series B Preferred Stock;

•              our performance;

•              the market for similar securities; and

•              the market price of our Common Stock.

The market price of the Series B Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile, and this may make it difficult for your to resell Series B Preferred Stock at times or at prices you find attractive.

To the extent that a secondary market for the Series B Preferred Stock develops before receipt of the Shareholder Approvals, we believe that the market price of the Series B Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how our Common Stock will trade in the future as many factors could affect the market price of our Common Stock.

The Series B Preferred Stock has limited voting rights.

Holders of the Series B Preferred Stock will not have any voting rights, including the right to elect any directors, other than limited voting rights with respect to issuance of preferred stock ranking senior to the Series B Preferred Stock and matters significantly and adversely affecting the rights and privileges of the Series B Preferred Stock.

Holders of shares of Series B Preferred Stock will have no rights as holders of our Common Stock until they acquire the Common Stock upon conversion of the Series B Preferred Stock.

Until holders of the Series B Preferred Stock acquire Common Stock upon conversion of or as a dividend on the Series B Preferred Stock, such holders will have no rights with respect to our Common Stock, including voting rights (except as described under “Description of Capital Stock - Series B Preferred Stock - Voting Rights” and as required by applicable California law) and rights to receive any dividends or other distributions on our Common Stock. Upon conversion of, or receipt of Common Stock as a dividend on, the Series B Preferred Stock, holders of the Series B Preferred Stock will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

Risks Related to the Series C Preferred Stock

The Series C Preferred Stock will convert into Common Stock only in limited circumstances.

Shares of Series C Preferred Stock will convert automatically into our Common Stock only following both (i) the receipt of the Shareholder Approvals, and (ii) the subsequent transfer thereafter of the Series C Preferred Stock to a transferee unaffiliated with the holder in a widely dispersed offering. There can be no assurance that the Shareholder Approvals will be obtained. However, if the conversion is not approved by the shareholders at the first meeting held to consider the matter, we have agreed to solicit the Shareholder Approvals at a second meeting of the shareholders (and at subsequent meetings, if needed). After the Shareholder Approvals are obtained, the investors will continue to hold the Series C Preferred Stock until such time as the holder transfers the Series C Preferred Stock to a transferee unaffiliated with the holder in a widely dispersed offering.

You may not receive dividends on the Series C Preferred Stock.

Prior to the Shareholder Approvals, the Series C Preferred Stock provides for cumulative dividends to accrue at the rate of 20% per annum. However, if the Shareholder Approvals are obtained before December 21, 2010, then no accrued dividends shall be payable on the Series C Preferred Stock.  After receipt of the Shareholder Approvals, dividends will be payable on the Series C Preferred Stock on an as converted basis if and only to the extent dividends are paid on our Common Stock. We have suspended payment of dividends on our Common Stock and Series A Preferred Stock and are currently prohibited from paying dividends on our Common Stock and the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock because of the Written Agreement. We may not pay dividends on the shares of Series C Preferred Stock absent the prior written approval of the Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve and only if we are current on the payment of our interest on our outstanding trust preferred and related subordinated debt and the payment of dividends on our Series A Preferred Stock.

The Series C Preferred Stock is equity and is subordinate to our existing and future indebtedness.

Our Series C Preferred Stock is an equity interest and does not constitute indebtedness. As such, our Series C Preferred Stock will rank junior to all indebtedness, including our subordinated debt issued in connection with our trust preferred securities, and other non-equity claims with respect to assets available to satisfy claims, including in a liquidation.

The Series C Preferred Stock is a new series of securities and an active trading market may not develop for it.

The Series C Preferred Stock automatically converts into Common Stock in certain circumstances as described in the section entitled “Description of Capital Stock — Series C Preferred Stock.” There is no public market for the Series C Preferred Stock, and we have no plans to list the Series C Preferred Stock on any securities exchange. There is no guarantee that a secondary trading market will develop or, if such a market does develop, that it would provide sufficient liquidity to allow you to trade and sell shares of Series C Preferred Stock easily. The liquidity of any market for the Series C Preferred Stock will depend on a number of factors, including but not limited to:

•              the number of shares of Series C Preferred Stock, if any, that investors purchase in this offering;

•              the number of shares of Series C Preferred Stock that the selling securityholders elect to sell in this offering;

•              the number of holders of the Series C Preferred Stock;

•              our performance;

•              the market for similar securities; and

•              the market price of our Common Stock.

The market price of the Series C Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile, and this may make it difficult for you to resell Series C Preferred Stock at times or at prices you find attractive.

To the extent that a secondary market for the Series C Preferred Stock develops, we believe that the market price of the Series C Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how our Common Stock will trade in the future as many factors could affect the market price of our Common Stock.

The Series C Preferred Stock has limited voting rights.

Holders of the Series C Preferred Stock will not have any voting rights, including the right to elect any directors, other than limited voting rights with respect to matters significantly and adversely affecting the rights and privileges of the Series C Preferred Stock.

Holders of shares of Series C Preferred Stock will have no rights as holders of our Common Stock until they acquire the Common Stock upon conversion of the Series C Preferred Stock.

Until holders of the Series C Preferred Stock acquire Common Stock upon conversion of or as a dividend on the Series C Preferred Stock, such holders will have no rights with respect to our Common Stock, including voting rights (except as described under “Description of Capital Stock—Series C Preferred Stock - Voting Rights” and as required by applicable California law) and rights to receive any dividends or other distributions on our Common Stock. Upon conversion of, or receipt of Common Stock as a dividend on, the Series C Preferred Stock, holders of the Series C Preferred Stock will be entitled to exercise the rights of a holder of Common Stock only as to matters for which the record date occurs on or after the conversion date.

PRICE RANGE OF COMMON STOCK

Our Common Stock is listed and traded on the NASDAQ Global Select Market under the symbol “HTBK.”  The following table sets forth, for the quarters shown, the range of high and low closing sales prices of our Common Stock on the NASDAQ Global Select Market and the cash dividends declared on the Common Stock. As of June 30, 2010, we had 11,820,509 shares of Common Stock outstanding, held of record by approximately 700 shareholders.

	Stock Price		Dividend
Quarter	High	Low	Per Share

Year ending December 31, 2010
Third quarter (through July 19, 2010)	$3.72	$3.65	—
Second quarter	$5.99	$3.50	—
First quarter	$4.48	$3.34	—

Year ended December 31, 2009:
Fourth quarter	$4.64	$2.50	—
Third quarter	$5.75	$2.99	—
Second quarter	$8.66	$3.61	—
First quarter	$11.75	$3.75	$0.02

Year ended December 31, 2008:
Fourth quarter	$15.83	$9.61	$0.08
Third quarter	$16.43	$8.48	$0.08
Second quarter	$18.78	$9.90	$0.08
First quarter	$18.93	$15.23	$0.08

DIVIDEND POLICY

Under the Written Agreement we are required to obtain the prior approval of the Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve to make any interest payments on our outstanding trust preferred securities and related subordinate debt, or to pay any dividends on our Common Stock or preferred stock.

The amount of future dividends will depend upon our earnings, financial condition, capital requirements and other factors, and will be determined by our board of directors on a quarterly basis. It is Federal Reserve policy that bank holding companies generally pay dividends on Common Stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. It is also Federal Reserve policy that bank holding companies not maintain dividend levels that undermine the holding company’s ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong. Under the federal Prompt Corrective Action regulations, the Federal Reserve or the FDIC may prohibit a bank holding company from paying any dividends if the holding company’s bank subsidiary is classified as undercapitalized.

As a holding company, our ability to pay cash dividends is affected by the ability of our bank subsidiary, Heritage Bank of Commerce, to pay cash dividends. The ability of Heritage Bank of Commerce (and our ability) to pay cash dividends in the future and the amount of any such cash dividends is and could be in the future further influenced by bank regulatory requirements and approvals and capital guidelines. Our ability to pay cash dividends is further subject to restrictions set forth in the California General Corporation Law (the “CGCL”). The CGCL provides that a corporation may make a distribution to its shareholders if the corporation’s retained earnings equal at least the amount of the proposed distribution. The CGCL further provides that, in the event sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if, after giving effect to the distribution, it meets two conditions, which generally stated are as follows: (i) the corporation’s assets must equal at least 125% of its liabilities and (ii) the corporation’s current assets must equal at least its current liabilities or, if the average of the corporation’s earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation’s interest expense for those fiscal years, then the corporation’s current assets must equal at least 125% of its current liabilities.

Funds for payment of any cash dividends by the Company would be obtained from its investments as well as dividends from Heritage Bank of Commerce. As a California banking corporation, the ability of Heritage Bank of Commerce to pay cash dividends is subject to restrictions set forth in the California Financial Code (the “Financial Code”). The Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of (i) the bank’s retained earnings or (ii) the bank’s net income for its last three fiscal years, less the amount of any distributions made by the bank or by any majority-owned subsidiary of the bank to the shareholders of the bank during such period. However, a bank may, with the approval of the DFI, make a distribution to its shareholders in an amount not exceeding the greater of (i) its retained earnings, (ii) its net income for its last fiscal year or (iii) its net income for its current fiscal year. In the event that the DFI determines that the shareholders’ equity of a bank is inadequate or that the making of a distribution by the bank would be unsafe or unsound, the Commissioner may order the bank to refrain from making a proposed distribution.

Under the terms of the Capital Purchase Program, for so long as any preferred stock issued under the Capital Purchase Program remains outstanding, we are prohibited from increasing quarterly dividends on our Common Stock in excess of $0.08 per share, and from making certain repurchases of equity securities, including our Common Stock, without the U.S. Treasury’s consent until the third anniversary of the U.S. Treasury investment or until the U.S. Treasury has transferred all of the Series A Preferred Stock it purchased under the Capital Purchase Program to third parties. As long as the Series A Preferred Stock is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our Common Stock, the Series B Preferred Stock and the Series C Preferred Stock, are also prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.  On November 6, 2009, we suspended dividend payments on our Series A Preferred Stock.  So long as dividends on the Series A Preferred Stock remain suspended, we may not, among other things and with limited exceptions, pay cash dividends on or repurchase our Common Stock or preferred stock.

We have supported our growth through the issuance of trust preferred securities from special purpose trusts and accompanying sales of subordinated debt to these trusts. The subordinated debt that we issued to the trusts is senior to our shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. As a result, we must make payments on the subordinated debt before any dividends can be paid on our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. Under the terms of the subordinated debt, we may defer interest payments for up to five years.  On November 6, 2009, we exercised our right to defer regularly scheduled interest payments on our outstanding $23.7 million of subordinated debt relating to our trust preferred securities.  So long as interest payments remain deferred, we may not pay cash dividends on or repurchase our Common Stock or preferred stock.

We may not pay dividends on our Common Stock until all accrued and unpaid dividends have been paid on our Series B Preferred Stock.  Prior to the Shareholder Approvals, we may not pay dividends on our Common Stock until all accrued and unpaid dividends have been paid on our Series C Preferred Stock.

At such time as we become current with the dividends payable on the Series A Preferred Stock and interest payments on our trust preferred securities and related subordinated debt, the decision whether to pay dividends will be made by our board of directors in light of conditions then existing, including factors such as our results of operations, financial condition, business conditions, regulatory capital requirements and covenants under any applicable contractual arrangements, including agreements with regulatory authorities.

SUMMARY OF THE UNDERLYING TRANSACTIONS

We entered into a securities purchase agreement, dated June 18, 2010, with various investors, pursuant to which the investors invested an aggregate of $75 million in cash in us through direct purchases of newly issued shares of Series B Preferred Stock and Series C Preferred Stock.  On June 21, 2010, we issued to the investors the following securities:

•                                          an aggregate of 53,996 shares of Series B Preferred Stock, each of which will automatically convert into 266.67 shares of our Common Stock (an aggregate of 14,399,000 shares of our Common Stock) based on the initial conversion price of $3.75, upon receipt of the Shareholder Approvals; and

•                                          to two investors, an aggregate of 21,004 shares of Series C Preferred Stock, each of which will automatically convert into 266.67 shares of our Common Stock (an aggregate of 5,601,000 shares of our Common Stock) based on the initial conversion price of $3.75, upon receipt of the Shareholder Approvals and the subsequent transfer of the Series C Preferred Stock to third parties not affiliated with the holder in a widely dispersed offering.

Under the terms of the securities purchase agreement and the Certificates of Determination for the Series B Preferred Stock and Series C Preferred Stock, the Company may and intends to (depending on market conditions) commence a rights offering after the Shareholder Approvals and before December 21, 2010 (we refer to this as the “Rights Offering”).  The Company may offer up to 1,800,000 shares of Common Stock to our common shareholders who are record holders of our Common Stock before the Special Meeting held to obtain the Shareholder Approvals.  Investors in the June 2010 Private Placement (and their transferees) will not be able to participate in the Rights Offering by virtue of their ownership of the Series B Preferred Stock or Series C Preferred Stock, but they may participate to the extent they are holders of Common Stock on the record date for the Rights Offering.  Our directors and officers who are holders of Common Stock may also participate in the Rights Offering.  In the Rights Offering each shareholder will be offered the right to purchase their pro rata share of the Common Stock offered at a price of $3.75, the initial conversion price of the Series B Preferred Stock and Series C Preferred Stock.  The Rights Offering must be completed by December 21, 2010.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be offered and sold by the selling securityholders. We will not receive any of the proceeds from such sales.

SELLING SECURITYHOLDERS

When we refer to the “selling securityholders” in this prospectus we mean the persons listed in the table below. The selling securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus.

The selling securityholders initially acquired the securities covered by this prospectus on June 21, 2010, at the closing of the June 2010 Private Placement described above under “Summary of the Underlying Transactions.” The selling securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except as set forth below under “Board Representation and Board Observer Rights of Certain Selling Securityholders,” and other than with respect to the acquisition of the Securities from us, none of the selling securityholders has, or within the past three years has had, any position, office, or other material relationship with us.

As mentioned in “Plan of Distribution,” in offering the Securities covered by this prospectus, the selling securityholders (and any brokers, dealers or agents that participate in the distribution of Securities) may be deemed to be “underwriters” within the meaning of the Securities Act.

Securities Covered by this Prospectus Held by Selling Securityholders

The following table sets forth a list of the selling securityholders and their ownership of Securities to be offered pursuant to this prospectus. All percentages are based on the 31,820,509 shares of Common Stock that will be outstanding assuming the full conversion of the Series B Preferred Stock and Series C Preferred Stock (before any adjustment in the conversion ratios).

We do not know when or in what amounts the selling securityholders may offer Securities for sale.  It is possible that the selling securityholders will not sell any or all of the Securities offered under this prospectus.  Because the selling securityholders may offer all or some of the Securities pursuant to this prospectus, and because we have been advised that there are currently no agreements, arrangements or understandings with respect to the sale of any such Securities, we cannot estimate the number of Securities that will be held by the selling securityholders after completion of the offering. For purposes of the table below, we have assumed that selling securityholders would sell all of the Securities held by them covered by this prospectus and, therefore, would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain selling securityholders informed us they acquired independently of the June 2010 Private Placement and are not including for resale in this offering. Except as stated in the footnotes, each Selling Securityholder has requested that their full allotment of Securities be registered for resale in this offering.

The information set forth below is based on information provided by the selling securityholders.

Series B Preferred Stock and Series C Preferred Stock

Name of Selling Securityholder	Shares of Series B Preferred Stock owned pre- offering	Shares of Series C Preferred Stock owned pre- offering	Shares of Common Stock beneficially owned pre- offering(1)(2)	Maximum shares of Series B Preferred Stock to be offered	Maximum shares of Series C Preferred Stock to be offered	Maximum shares of Common Stock to be offered(2)	Shares of Series B Preferred Stock owned Post Offering(3)	Shares of Series C Preferred Stock owned Post Offering(3)	Shares of Common Stock owned Post Offering(3)	Percentage of Outstanding Common Stock owned After Offering(4)
Consector Partners LP	1,200	—	320,000	1,200	—	320,000	—	—	—	0%
John Hancock Regional Bank Fund	2,671	—	712,266	2,671	—	712,266	—	—	—	0%
John Hancock Bank and Thrift Opportunity Fund	1,454	—	387,733	1,454	—	387,733	—	—	—	0%
JCSD Partners L.P.	1,687.5	—	450,000	1,687.5	—	450,000	—	—	—	0%
Adakin Capital, LLC	1,687.5	—	450,000	1,687.5	—	450,000	—	—	—	0%
J.S. Kelly, LLC	1,687.5	—	450,000	1,687.5	—	450,000	—	—	—	0%
Priority Insight Partners Master Fund L.P.	1,200	—	320,000	1,200	—	320,000	—	—	—	0%
FPA Hawkeye Fund	1,767.5	—	471,333	1,767.5	—	471,333	—	—	—	0%
FPA Hawkeye-7 Fund	2,170	—	578,666	2,170	—	578,666	—	—	—	0%
MGS Partners, LLC	900	—	240,000	900	—	240,000	—	—	—	0%
Basswood Opportunity Partners, LP	2,132	—	568,533	2,132	—	568,533	—	—	—	0%

Name of Selling Securityholder	Shares of Series B Preferred Stock owned pre- offering	Shares of Series C Preferred Stock owned pre- offering	Shares of Common Stock beneficially owned pre- offering(1)(2)		Maximum shares of Series B Preferred Stock to be offered	Maximum shares of Series C Preferred Stock to be offered	Maximum shares of Common Stock to be offered(2)	Shares of Series B Preferred Stock owned Post Offering(3)	Shares of Series C Preferred Stock owned Post Offering(3)	Shares of Common Stock owned Post Offering(3)	Percentage of Outstanding Common Stock owned After Offering(4)
Basswood Opportunity Fund, Inc.	718	—	191,466		718	—	191,466	—	—	—	0%
Banc Fund VI L.P.	1,084	—	418,834	(5)	1,084	—	289,066	—	—	129,768.40%
Banc Fund VII L.P.	1,457	—	473,233	(5)	1,457	—	388,533	—	—	84,700.27%
Banc Fund VIII L.P.	1,396.5	—	372,400		1,396.5	—	372,400	—	—	—	0%
Castle Creek Capital Partners IV, LP(6)	4,815	12,960	4,740,000	(7)	4,815	12,960	4,740,000	—	—	—	0%
Gordel Holdings Limited(8)	270	—	79,320	(10)	270	—	72,000	—	—	7,320.02%
OZ Select Master Fund, LTD(8)	133	—	39,253	(10)	133	—	35,466	—	—	3,787.01%
OZ Master Fund, LTD(8)	6,947	—	2,074,258	(10)	6,947	—	1,852,533	—	—	221,725.70%
OZ Global Special Investments Master Fund, LP(9)	337	—	101,050	(10)	337	—	89,866	—	—	11,184.04%
SOAM Capital Partners, L.P. (11)	500	—	133,333		500	—	133,333	—	—	—	0%
Malta MLC Offshore, Ltd. (11)	177	—	47,200		177	—	47,200	—	—	—	0%
Malta MLC Fund, L.P. (11)	677	—	180,533		677	—	180,533	—	—	—	0%
Malta Offshore, Ltd. (11)	552	—	147,200		552	—	147,200	—	—	—	0%
Malta Hedge Fund II, L.P. (11)	1,507	—	401,866		1,507	—	401,866	—	—	—	0%
Malta Hedge Fund, L.P. (11)	265	—	70,666		265	—	70,666	—	—	—	0%
Malta Partners, L.P. (11)	72	—	19,200		72	—	19,200	—	—	—	0%
MFP Partners, L.P.	4,800	—	1,280,000		4,800	—	1,280,000	—	—	—	0%
Patriot Financial Partners, L.P.(12)	8,298.75	6,858.75	4,042,000	(13)	8,298.75	6,858.75	4,042,000	—	—	—	0%
Patriot Financial Partners Parallel L.P. (12)	1,432.5	1,185	698,000	(13)	1,432.5	1,185	698,000	—	—	—	0%

(1)           Includes shares of Common Stock owned prior to the June 2010 Private Placement.

(2)           Assumes complete conversion of all Series B Preferred Stock and Series C Preferred Stock.  The share amounts also assume the Company will obtain the Shareholder Approvals before December 21, 2010.  If the Shareholder Approvals are not obtained before December 21, 2010, the share amounts resulting from the conversion will increase by 10%.

(3)           Assumes that each selling securityholder will sell all shares offered by it under this prospectus.

(4)           This number represents the percentage of common stock to be owned by the selling securityholder after completion of the offering based on the number of shares of common stock outstanding on June 30, 2010 (11,820,509 shares), as adjusted to reflect the assumptions that (i) the 53,996 shares of Series B Preferred Stock covered by this prospectus are converted into 14,399,000 shares of Common Stock based on the initial conversion price of $3.75 and (ii) 21,004 shares of Series C Preferred Stock are converted into 5,601,000 shares of Common Stock based on an initial conversion price of $3.75; so that there will be an aggregate of 31,820,509 shares of Common Stock outstanding.

(5)           Includes the 289,066 and 388,533 shares of Common Stock issued to Banc Fund VI L.P. and Banc Fund VII L.P., respectively, upon conversion of the Series B Preferred Stock assuming the receipt of the Shareholder Approvals, and includes the 129,768 and 84,700 shares of Common Stock otherwise owned by Banc Fund VI L.P. and Banc Fund VII L.P., respectively.

(6)           Pursuant to the Securities Purchase Agreement dated as of June 18, 2010, Castle Creek has the right to appoint one member or one observer to the board of directors of each of the Company and Heritage Bank of Commerce. The Company and Heritage Bank of Commerce have provided notice to the Federal Reserve Bank of San Francisco and the DFI, respectively, of their intent to appoint John M. Eggemeyer as a director of the Company and Heritage Bank of Commerce.

(7)           Includes the 1,284,000 shares of Common Stock issued to Castle Creek Capital Partners IV, LP (“Castle Creek”) upon conversion of the Series B Preferred Stock assuming the receipt of the Shareholder Approvals.  The shares of Series C Preferred Stock owned by Castle Creek can only be converted to 3,456,000 shares of Common Stock, assuming the receipt of the Shareholder Approvals, in the hands of transferees thereof.

(8)           Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding Corporation, the General Partner of OZ Management LP, the Investment Manager to Gordel Holdings Limited, OZ Select Master Fund, Ltd., and OZ Master Fund, Ltd., (the “OZ Funds”) may be deemed to have voting and/or investment control of the securities held by the OZ Funds.  Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(9)           Daniel S. Och, as Chief Executive Officer of Och-Ziff Capital Management Group LLC, the sole shareholder of Och-Ziff Holding LLC, the General Partner of OZ Advisors II LP, the General Partner of OZ Global Special Investments Master Fund, LP, may be deemed to have voting and/or investment control of the securities held by OZ Global Special Investments Master Fund, LP.  Mr. Och disclaims beneficial ownership of the shares, except to the extent of their direct pecuniary interest therein.

(10)         Includes the 72,000, 35,466, 1,852,533 and 89,866 shares of Common Stock issued to Gordel Holdings Limited, OZ Select Master Fund, LTD, OZ Master Fund, LTD and OZ Global Special Investments Master Fund, LP, respectively, upon conversion of the Series B Preferred Stock assuming the receipt of the Shareholder Approvals, and includes the 7,320, 3,787, 221,725 and 11,184 shares of Common Stock otherwise owned by Gordel Holdings Limited, OZ Select Master Fund, LTD, OZ Master Fund, LTD and OZ Global Special Investments Master Fund, LP, respectively.

(11)         Each of these funds is managed by Sandler O’Neill Asset Management, LLC or one of its affiliates.  Terry Maltese is the managing member of Sandler O’Neill Asset Management, LLC and as such has the power to vote and dispose the shares held by each of these funds.  Mr. Maltese disclaims beneficial ownership over the shares held by these funds except to the extent of his pecuniary interest therein.

(12)         Patriot Financial Partners, GP, L.P. (“Patriot GP”) is a general partner of each Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the “Funds”) and Patriot Financial Partners, GP, LLC (“Patriot LLC”) is a general partner of Patriot GP. In addition, each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch are general partners of the Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch. Pursuant to the Securities Purchase Agreement dated as of June 18, 2010, the Funds, together, have the right to appoint one member or one observer to the board of directors of each of the Company and Heritage Bank of Commerce. The Company and Heritage Bank of Commerce have provided notice to the Federal Reserve Bank of San Francisco and the DFI, respectively, of their intent to appoint Mr. Wycoff as a director of the Company and Heritage Bank of Commerce.

(13)         Includes the 2,213,000 shares and 382,000 shares of Common Stock to be issued to Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel L.P. upon conversion of the Series B Preferred Stock assuming the receipt of Shareholder Approvals.  The shares of Series C Preferred Stock owned by Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel L.P. can only be converted to 1,829,000 shares and 316,000 shares of Common Stock, assuming the receipt of the Shareholder Approvals, in the hands of transferees thereof.

DESCRIPTION OF CAPITAL STOCK

Common Stock

General

We are authorized to issue up to 60,000,000 shares of Common Stock, no par value. As of June 30, 2010, there were 11,820,509 shares of Common Stock issued and outstanding held of record by approximately 700 shareholders.  Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “HTBK.”  Outstanding shares of our Common Stock are validly issued, fully paid and non-assessable.

Each share of our Common Stock has the same relative rights and is identical in all respects to each other share of our Common Stock. The Common Stock has no preemptive, conversion or redemption rights or sinking fund provisions.

Voting Rights

On any matter submitted to a vote of the shareholders, holders of Common Stock are entitled to one vote, in person or by proxy, for each share of Common Stock held of record in the shareholder’s name on our books as of the record date. In connection with the election of directors, the shares may be voted cumulatively. Cumulative voting allows each shareholder to cast that number of votes equal to the number of shares owned by the shareholder, multiplied by the number of directors to be elected, and the shareholder may cumulate such votes for a single candidate or distribute such votes among as many candidates as the shareholder deems appropriate.

Liquidation Rights

The holders of our Common Stock and the holders of any class or series of stock entitled to participate with the holders of our Common Stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of liquidation, dissolution or winding up, the full preferential amounts, if any, to which they are entitled.

Dividends

Holders of our Common Stock are entitled to receive dividends if, as and when declared by our board of directors out of any funds legally available for dividends. We may pay dividends on our Common Stock only if we have paid or provided for all of the deferred interest on our trust preferred securities and dividends on our outstanding preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.  The Written Agreement restricts the payment of dividends on Common Stock and preferred stock, and any payments on our trust preferred securities and related subordinated debt, without the prior consent of the Federal Reserve Bank of San Francisco and the Director of the Division of Banking Supervision and Regulation of the Federal Reserve. We do not know when the Company will receive regulatory approval to pay dividends in the future.

As a holding company, our ability to pay dividends is also affected by the ability of our bank subsidiary to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines and other restrictions.  See “Dividend Policy.”

Transfer Agent and Registrar

The transfer agent for the Common Stock is Wells Fargo Shareholder Services.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, no par value per share.  We have designated 40,000 shares of preferred stock as Series A Fixed Rate Cumulative Perpetual Preferred Stock, 54,050

shares of preferred stock as Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, and 21,050 shares of preferred stock as Series C Convertible Perpetual Preferred Stock.  Our amended and restated articles of incorporation, subject to limitations prescribed in such articles and subject to limitations prescribed by California law, authorize the board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without shareholder approval, the board of directors could adversely affect the voting power of the holders of Common Stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Series A Preferred Stock

We have designated 40,000 shares as the Series A Fixed Rate Cumulative Perpetual Preferred Stock, no par value, with a liquidation preference of $1,000 per share, of which all are outstanding.  On November 21, 2008, pursuant to the Capital Purchase Program, we issued to the U.S. Treasury 40,000 shares of the Series A Preferred Stock, for a total price of $40 million. The holders of the Series A Preferred Stock have preferential dividend and liquidation rights over holders of our Common Stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to November 21, 2011, unless we have redeemed all of the Series A Preferred Stock or the U.S. Treasury has transferred all of the Series A Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or otherwise acquire any of our shares of Common Stock or trust preferred securities, subject to certain limited exceptions. In addition, so long as any shares of our Series A Preferred Stock are outstanding, we may not repurchase or otherwise acquire any of our outstanding Common Stock unless we are current in our dividend payments on our outstanding Series A Preferred Stock. We may not redeem the Series A Preferred Stock without requisite regulatory approval.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends.  If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, will be entitled to elect two members to our board of directors, referred to as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. Our bylaws provide that in the event such voting right is triggered, the authorized number of directors on our board of directors shall be increased by two members. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares of Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights.  So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or written consent of shareholders required by law or by our articles of incorporation, the vote or written consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•                                          any amendment or alteration of the certificate of determination for the Series A Preferred Stock or our amended and restated articles of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends and/or distribution of assets on our liquidation, dissolution or winding up;

•                                          any amendment, alteration or repeal of any provision of the certificate of determination for the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•                                          any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation by us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, such shares are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our Common Stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Dividends Payable On Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series A Preferred Stock with respect to each dividend period during the five year period following November 21, 2008 and are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on (i) the liquidation preference of $1,000 per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior dividend period on such shares, if any, thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

Dividends on the Series A Preferred Stock will be cumulative. If for any reason our board of directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the board of directors declares less than a full dividend, we will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

We are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date if we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock.  In this regard, in November 2009 we notified the U.S. Treasury that we were exercising our right to suspend dividend payments on the Series A Preferred Stock until further notice.  Our ability to pay dividends in the future on the Series A Preferred Stock is limited by the terms of the Written Agreement.

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Stock will rank:

•                                          Senior to our Common Stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•                                          at least equally with all other equity securities designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full on the Series A Preferred as well as the Series B Preferred and Series C Preferred, no dividend shall be paid or declared on our Common Stock or other junior stock, other than a dividend payable solely in Common Stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our Common Stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•                                          purchases, redemptions or other acquisitions of our Common Stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•                                          any dividends or distributions of rights or junior stock in connection with any shareholder rights plan or repurchases of rights pursuant to any shareholder rights plan;

•                                          acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not us or our subsidiary, including as trustee or custodian; and

•                                          the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before November 21, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock.

On any dividend payment date for which full dividends are not paid, or declared and funds are set aside, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or other property) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our Common Stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

The Certificate of Determination of Series A Preferred Stock provides that such stock may not be redeemed prior to February 15, 2012, unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) equal to $10 million, which equals 25% of the aggregate liquidation amount of the Series A Preferred Stock on the date of issuance. In such a case, we may redeem the Series A Preferred Stock, subject to the approval of the Federal Reserve, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, to persons other than us or our subsidiaries after November 21, 2008, of shares of perpetual preferred stock, Common Stock or a combination thereof, that in each case qualify as our Tier 1 capital at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of Common Stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or prior to October 13, 2008. The Certificate of Determination for the Series A Preferred Stock provides that, after February 15, 2012, the Series A Preferred Stock may be redeemed at any time, subject to the approval of the Federal Reserve, in whole or in part, subject to notice as described below.

In connection with the adoption of the American Recovery and Reinvestment Act of 2009, subject to the approval of the U.S. Treasury and the Federal Reserve, we may repurchase the Series A Preferred Stock at any time regardless of whether or not we have replaced such funds from any other source.

In any redemption or repurchase, the redemption or repurchase price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series A Preferred Stock have no right to require the redemption or repurchase of the Series A Preferred Stock.

If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series A Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.

We will mail notice of any redemption of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series A Preferred Stock to be redeemed at their respective last addresses appearing on our books. This mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series A Preferred Stock designated for redemption will not affect the redemption of any other Series A Preferred Stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series A Preferred Stock are to be redeemed, and the number of shares of Series A Preferred Stock to be redeemed (and, if less than all shares of Series A Preferred Stock held by the applicable holder, the number of shares to be redeemed from the holder).

Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock.

Treasury Warrant

In connection with the U.S. Treasury’s purchase of our Series A Preferred Stock, we issued to the U.S. Treasury, or the “warrantholder,” a warrant exercisable for 462,963 shares of our Common Stock (subject to adjustment as described below) at an initial exercise price of $12.96 per share, referred to as the Warrant. The Warrant may be exercised at any time on or before November 21, 2018 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant together with payment of the exercise price for the shares of Common Stock for which the Warrant is being exercised. The exercise price may be paid either by our withholding of such number of shares of Common Stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant are transferable.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations.  The number of shares for which the Warrant may be exercised and the exercise price of the Warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our Common Stock, subdivide, combine or reclassify outstanding shares of our Common Stock.

Anti-dilution Adjustment.  Until the earlier of either November 21, 2011 or the date the initial warrantholder no longer holds the Warrant (and other than in certain permitted transactions described below), if we issue any shares of Common Stock (or securities convertible or exercisable into Common Stock) for less than 90% of the market price of the Common Stock on the last trading day prior to pricing such shares, then the number of shares of Common Stock into which the Warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•                                          as consideration for or to fund the acquisition of businesses and/or related assets;

•                                          in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•                                          in connection with public or broadly marketed offerings and sales of Common Stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•                                          in connection with the exercise of preemptive rights (if any) on terms existing as of November 21, 2008.

The number of shares issuable upon exercise of the Warrant was not increased as a result of our issuance (or conversion) of the Series B Preferred Stock and Series C Preferred Stock.

Other Distributions.  If we declare any dividends or distributions other than our historical ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases.  If we effect a pro rata repurchase of Common Stock, both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations.  In the event of a merger, consolidation or similar transaction by us that requires shareholder approval, the warrantholder’s right to receive shares of our Common Stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of Common Stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

Repurchase

Following the redemption in whole of the Series A Preferred Stock held by the warrantholder or the transfer by the warrantholder of all of its Series A Preferred Stock to one or more unaffiliated third parties, we may, upon notice to the warrantholder, repurchase any portion of the Warrant at any time at Fair Market Value (as described below).

“Fair Market Value” is first determined by our board of directors, acting in good faith in reliance on an opinion of a nationally recognized independent investment banking firm. If the warrantholder disagrees with our board of directors’ determination, it may object within ten days. Following such an objection, an authorized representative of the warrantholder and our Chief Executive Officer will promptly meet to agree upon the Fair Market Value. If, after ten days following the objection of the warrantholder, such parties are unable to agree on the Fair Market Value, the Appraisal Procedure (as described below) may be invoked by either party within thirty days of the warrantholder’s objection.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the warrantholder and one chosen by us, mutually agree on the determinations then subject to appraisal.  If the two independent appraisers are unable to agree, a third independent appraiser will be chosen by mutual consent of the first two appraisers. In certain cases where the determination of one appraiser differs widely from those of the other two appraisers, the disparate appraisal may be excluded. Whether or not an appraisal is so excluded, the average of the included appraisals is binding upon us and the warrantholder.

Series B Preferred Stock

We have designated 54,050 shares of preferred stock as the Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, of which 53,996 shares are issued and outstanding as of the date of this prospectus, with no par value per share and a liquidation preference of $1,000 per share (subject to adjustment for any split, subdivision, combination, consolidation, recapitalization or similar event).

Ranking

With respect to dividend rights and rights on liquidation, winding up and dissolution, the Series B Preferred Stock ranks (i) on a parity with each class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series B Preferred Stock (including the Series A Preferred Stock and Series C Preferred Stock) and (ii) senior to our Common Stock, and each other class or series of capital stock outstanding or established after issuance of the Series B Preferred Stock the terms of which do not expressly provide that it ranks on a parity with or senior to the Series B Preferred Stock.

Dividends

Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of 20% per annum. No dividends will be owed on the Series B Preferred Stock if the Shareholder Approvals are received before December 21, 2010, the six month anniversary of the original issuance of the Series B Preferred Stock.

Dividends accrue and are payable semi-annually beginning December 21, 2010, if shareholders have not approved the conversion of the Series B Preferred Stock in arrears when, as and if declared by our board of directors and are computed on the basis of a 360-day year of twelve 30-day months. Dividends on the Series B Preferred

Stock are cumulative. This means to the extent that our board of directors does not declare and pay dividends, in full or otherwise, the unpaid dividend accrues and cumulates from the scheduled payment date, is compounded on each subsequent payment date, and becomes payable semi-annually in arrears.

If our board of directors declares and pays a cash dividend in respect of any shares of Common Stock, then our board of directors is required to declare and pay to the holders of the Series B Preferred Stock a cash dividend in an amount per share of Series B Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series B Preferred Stock is then convertible.

Voting Rights

Except as set forth below, the holders of Series B Preferred Stock do not have any voting rights. In addition to any other vote or written consent of shareholders required by law or by the Company’s amended and restated articles of incorporation, the vote or written consent of the holders of at least two thirds of the outstanding shares of Series B Preferred Stock entitled to vote, voting together as a single class, is required for effecting or validating (i) any amendment of the amended and restated articles of incorporation (including the certificate of determination for the Series B Preferred Stock) to authorize, or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of any class or series of our capital stock ranking senior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Company or (ii) any amendment, alteration or repeal of any provision of the amended and restated articles of incorporation or our amended and restated bylaws that would alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect the holders adversely.

So long as any shares of Series B Preferred Stock are outstanding, a holder is entitled to vote, with a number of votes equal to that number of shares of our Common Stock into which such holder’s shares of Series B Preferred Stock would then be convertible, together with the holders of our Common Stock acting as a single class, for effecting or validating any consummation of any Reorganization Event (see description of Reorganization Events below).

Rights Upon Liquidation

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series B Preferred Stock will be entitled, for each share of the Series B Preferred Stock held, liquidating distributions equal to (i) the liquidation preference of $1,000 per share, plus any accrued but unpaid dividends thereon to and including the date of such liquidation and (ii) participation on a pro rata basis in all liquidating distributions made to the Company’s holders of Common Stock based upon the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series B Preferred Stock  and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Redemption

The Series B Preferred Stock is not redeemable by the Company at any time and the holders have no right to require redemption of any shares of Series B Preferred Stock.

Mandatory Conversion

The Series B Preferred Stock is mandatorily convertible into shares of our Common Stock on the first business day following the date on which the Shareholder Approvals have been received.

The number of shares of our Common Stock into which a share of Series B Preferred Stock will be convertible will be determined by dividing the liquidation value of $1,000 per share by the then applicable conversion price. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of the mandatory conversion. The initial conversion price of the Series B Preferred Stock is $3.75 per share of Common Stock into which it is converted and the initial number of shares of our Common Stock into which one share of Series B Preferred Stock is convertible into is 266.67.  If we do not obtain the Shareholder Approvals by December 21, 2010, the conversion price will be reduced by 10%.

Anti-Dilution Provisions

The conversion price of the Series B Preferred Stock is also subject to customary anti-dilution adjustments, which will be made (subject to certain exceptions, including an exception for the Rights Offering), in the event that we:

•                                          pay dividends or other distributions on our Common Stock in shares of Common Stock;

•                                          subdivide, split or combine the shares of our Common Stock;

•                                          subject to certain exceptions and limitations, issue to holders of our Common Stock rights or warrants entitling them to purchase our Common Stock at less than the then current market price;

•                                          distribute to holders of our Common Stock indebtedness, shares of capital stock, securities, cash or other assets (other than cash dividends and certain other transactions);

•                                          make a cash distribution to holders of our Common Stock, other than (i) cash dividends to the extent a corresponding dividend is paid on the corresponding series of preferred stock, (ii) cash distributed in a reorganization event or spin-off, (iii) upon liquidation, dissolution or winding-up and (iv) in connection with a tender or exchange offer by us;

•                                          complete a tender or exchange offer for our Common Stock where the consideration exceeds the closing price (as defined in the certificate of determination for the Series B Preferred Stock) per share of our Common Stock;

•                                          have a shareholder rights plan in effect with respect to the Common Stock on the date of conversion of the Series B Preferred Stock and the rights have separated from the Common Stock prior to such conversion date; and

•                                          issue any Common Stock without consideration or for a consideration per share less than the conversion price then in effect for the Series B Preferred Stock.

Reorganization Events

If we enter into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which our Common Stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of our Common Stock, then each holder of Series B Preferred Stock will have the right to either treat such event as a liquidating event and take a liquidating distribution, or participate in the reorganization event as though the Series B Preferred Stock converted, effective on the date such transaction is consummated (or, if later, the date applicable regulatory approvals are obtained), into the securities, cash and other property receivable in the transaction by the holder of the number of shares of Common Stock into which such Series B Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

Repurchase of Junior Securities

For as long as the Series B Preferred Stock remains outstanding and the Shareholder Approvals have not been received, subject to limited exceptions, the Company will be prohibited from paying dividends on any share of our Common Stock or other junior securities and from redeeming, purchasing or acquiring any shares of our Common Stock or other junior securities.

Transfer Agent and Registrar

The transfer agent and registrar for our Series B Preferred Stock is Wells Fargo Shareholder Services.

Series C Preferred Stock

We have designated 21,050 shares of preferred stock as the Series C Convertible Perpetual Preferred Stock, of which 21,004 shares are issued and outstanding as of the date of this prospectus, with no par value per share and a liquidation preference of $1,000 per share (subject to adjustment for any split, subdivision, combination, consolidation, recapitalization or similar event).

Ranking

With respect to dividend rights and rights on liquidation, winding up and dissolution, the Series C Preferred Stock ranks (i) on a parity with each class or series of equity securities of the Company the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock (including the Series A Preferred Stock and Series B Preferred Stock) and (ii) senior to our Common Stock, and each other class or series of capital stock outstanding or established after issuance of the Series C Preferred Stock, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock.

Dividends

Prior to obtaining the Shareholder Approvals, holders of Series C Preferred Stock are entitled to receive, when, as and if declared by our board of directors, cumulative dividends at the rate of 20% per annum. No dividends will be owed on the Series C Preferred Stock if the Shareholder Approvals are received before December 21, 2010, the six month anniversary of the original issuance of the Series C Preferred Stock. Prior to obtaining the Shareholder Approvals, dividends accrue and are payable semi-annually in arrears if, when and as declared by our board of directors and are computed on the basis of a 360-day year of twelve 30-day months. Dividends on the Series C Preferred Stock are cumulative. This means to the extent that our board of directors does not declare and pay dividends, in full or otherwise, the unpaid dividend accrues and cumulates from the scheduled payment date, is compounded on each subsequent payment date, and becomes payable semi-annually in arrears.

Prior to obtaining the Shareholder Approvals, if our board of directors declares and pays a cash dividend in respect of any shares of Common Stock, then our board of directors is required to declare and pay to the holders of the Series C Preferred Stock a cash dividend in an amount per share of Series C Preferred Stock equal to the product of (i) the per share dividend declared and paid in respect of each share of Common Stock and (ii) the number of shares of Common Stock into which such share of Series C Preferred Stock is then convertible.

After the receipt of the Shareholder Approvals, dividends will be payable on the Series C Preferred if and only to the extent dividends are paid to holders of Common Stock.

Voting Rights

Except as set forth below, the holders of Series C Preferred Stock do not have any voting rights. In addition to any other vote or written consent of shareholders required by law or by the Company’s amended and restated articles of incorporation, the vote or written consent of the holders of at least two thirds of the outstanding shares of Series C Preferred Stock entitled to vote, voting together as a single class, is required for effecting or validating any amendment, alteration or repeal of any provision of the amended and restated articles of incorporation or our amended and restated bylaws that would alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect the holders adversely.

So long as any shares of Series C Preferred Stock are outstanding, a holder is entitled to vote, with a number of votes equal to that number of shares of our Common Stock into which such holder’s shares of Series C Preferred Stock would then be convertible, together with the holders of our Common Stock acting as a single class, for effecting or validating any consummation of any Reorganization Event (see description of Reorganization Events below).

Rights Upon Liquidation

Prior to obtaining the Shareholder Approvals, in the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series C Preferred Stock, shall be entitled to receive, for each share of the Series C Preferred Stock held, liquidating distributions equal to (i) the liquidation preference of $1,000 per share, plus any accrued but unpaid dividends thereon to and including the date of such liquidation and (ii) participation on a pro rata basis in all liquidating distributions made to the Company’s holders of Common Stock based upon the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock.  After the Shareholder Approvals are obtained, in the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, the holders of the Series C Preferred Stock will be entitled, for each share of the Series C Preferred Stock held, to the liquidation preference per share of $1,000, plus any accrued and unpaid dividends and any authorized and declared but unpaid dividends.

In the event the assets of the Company available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any parity securities, holders of Series C Preferred Stock and the holders of parity securities will share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

Redemption

The Series C Preferred Stock is not redeemable by the Company at any time and the holders have no right to require redemption of any shares of Series C Preferred Stock.

Conversion

The Series C Preferred Stock will be eligible for conversion following receipt of the Shareholder Approvals, and will automatically convert into Common Stock on the date of the transfer of the Series C Preferred Stock to a transferee not affiliated with the holder in a widely dispersed offering subsequent to receipt of the Shareholder Approvals. The term “widely dispersed offering” means a (i) widespread public distribution, including pursuant to a registration statement filed with and declared effective by the SEC or Rule 144 under the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) after giving effect to the transfer, would own more than 2% of any class of voting securities of the Company or (iii) a transfer to a transferee that controls or is acquiring control of more than 50% of the voting securities.

The number of shares of our Common Stock into which a share of Series C Preferred Stock will be convertible will be determined by dividing the liquidation value of $1,000 per share, by the then applicable conversion price. No fractional shares of Common Stock will be issued. Upon conversion, cash will be paid in lieu of fractional shares based on the closing price of the Common Stock determined as of the second trading day immediately preceding the date of the mandatory conversion. The initial conversion price of the Series C Preferred Stock is $3.75 per share of Common Stock into which it is converted and the initial number of shares of our Common Stock into which one share of Series C Preferred Stock is convertible into is 266.67. If we do not obtain the Shareholder Approvals before December 21, 2010, the conversion price will be reduced by 10%.

Anti-Dilution Provisions

Prior to obtaining the Shareholder Approvals, the conversion price of the Series C Preferred Stock is also subject to customary anti-dilution adjustments, which will be made (subject to certain exceptions, including an exception for the Rights Offering) in the event that we:

•                                          pay dividends or other distributions on our Common Stock in shares of Common Stock;

•                                          subdivide, split or combine the shares of our Common Stock;

•                                          subject to certain exceptions and limitations, issue to holders of our Common Stock rights or warrants entitling them to purchase our Common Stock at less than the then-current market price;

•                                          distribute to holders of our Common Stock indebtedness, shares of capital stock, securities, cash or other assets (other than cash dividends and certain other transactions);

•                                          make a cash distribution to holders of our Common Stock, other than (i) cash dividends to the extent a corresponding dividend is paid on the corresponding series of preferred stock, (ii) cash distributed in a reorganization event or spin-off, (iii) upon liquidation, dissolution or winding-up and (iv) in connection with a tender or exchange offer by us;

•                                          complete a tender or exchange offer for our Common Stock where the consideration exceeds the closing price (as defined in the certificate of determination for the Series C Preferred Stock) per share of our Common Stock;

•                                          have a shareholder rights plan in effect with respect to the Common Stock on the date of conversion of the Series C Preferred Stock and the rights have separated from the Common Stock prior to such conversion date; and

•                                          issue any Common Stock without consideration or for a consideration per share less than the conversion price then in effect for the Series C Preferred Stock.

After obtaining the Shareholder Approvals, the conversion price of the Series C Preferred will be subject to adjustment as follows:  (i) if the Company subdivides its outstanding shares of Common Stock into a greater number of shares, then the Company shall similarly subdivide its outstanding shares of Series C Preferred Stock or (ii) if the Company combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Company shall similarly combine its outstanding shares of Series C Preferred Stock.

Reorganization Events

If we enter into a transaction constituting a consolidation or merger of the Company or similar transaction or any sale or other transfer of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole (in each case pursuant to which our Common Stock will be converted into cash, securities or other property) or for certain reclassifications or exchanges of our Common Stock, then each holder of Series C Preferred Stock will have the right to either treat such event as a liquidating event and take a liquidating distribution, or participate in the reorganization event as though the Series C Preferred Stock converted, effective on the date such transaction is consummated (or, if later, the date applicable regulatory approvals are obtained), into the securities, cash and other property receivable in the transaction by the holder of the number of shares of Common Stock into which such Series C Preferred Stock would then be convertible, assuming receipt of any applicable regulatory approval.

Repurchase of Junior Securities

For as long as the Series C Preferred Stock remains outstanding and the Shareholder Approvals have not been received, subject to limited exceptions, the Company will be prohibited from paying dividends on any share of our Common Stock or other junior securities and from redeeming, purchasing or acquiring any shares of our Common Stock or other junior securities.

Transfer Agent and Registrar

The transfer agent and registrar for our Series C Preferred Stock is Wells Fargo Shareholder Services.

Anti-Takeover Effects of Certain Provisions of Our Charter Documents and Law

The following is a summary of certain provisions of law, our amended and restated articles of incorporation and amended and restated bylaws, that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a shareholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our shareholders. This summary does not purport to be complete and is qualified in its entirety by reference to the laws and documents referenced.

Charter Documents

Our authorized shares of Common Stock or preferred stock may be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our bylaws impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the board of directors or the proposal by shareholders of business to be acted upon at any annual or special meeting of shareholders.

California and Federal Banking Law

The following discussion is a summary of certain provisions of California and federal law and regulations which may be deemed to have “anti-takeover” effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquiror that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Department of Financial Institutions has approved such acquisition of control. A person would be deemed to have acquired control of Heritage Commerce Corp if such person, directly or indirectly, has the power (i) to vote 25% or more of the voting power of Heritage Commerce Corp or (ii) to direct or cause the direction of the management and policies of Heritage Commerce Corp. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of our outstanding Common Stock would be presumed to control Heritage Commerce Corp.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the selling securityholders to permit the resale of these Securities by the holders of the Securities from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling securityholders of the Securities.  We will bear all fees and expenses incident to our obligation to register the Securities.

The selling securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The Securities may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions.  The selling securityholders may use any one or more of the following methods when selling Securities:

•                                          ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                          block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                          an exchange distribution in accordance with the rules of the applicable exchange;

•                                          privately negotiated transactions;

•                                          settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                                          broker-dealers may agree with the selling securityholders to sell a specified number of such securities at a stipulated price per share;

•                                          through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•                                          a combination of any such methods of sale; and

•                                          any other method permitted pursuant to applicable law.

The selling securityholders also may resell all or a portion of the Securities in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling securityholders may arrange for other broker-dealers to participate in sales.  If the selling securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume.  The selling securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement of which this prospectus is a part is declared effective by the SEC, the selling securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling securityholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law.  The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  Notwithstanding the foregoing, the selling securityholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.  The selling securityholders also may transfer and donate the Securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act.

Each selling securityholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Securities.  Upon being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling securityholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such Securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling securityholder will sell any or all of the Securities registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling securityholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Securities Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the selling securityholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Common Stock.  All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to a registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling securityholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling securityholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

LEGAL MATTERS

The validity of the shares of the securities offered by this prospectus will be passed upon for us by Buchalter Nemer, a Professional Corporation, Los Angeles, California.

EXPERTS

The consolidated financial statements of Heritage Commerce Corp appearing in Heritage Commerce Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 and the effectiveness of Heritage Commerce Corp’s internal control over financial reporting as of December 31, 2009 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in its report thereon, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following are the expenses to be incurred by the registrant in connection with the registration of the securities being registered under this registration statement.  All amounts set forth below, except the SEC registration fee, are estimated.

SEC registration fee	$5,248
Accounting fees and expenses	$10,000
Legal fees and expenses	$30,000
Printing fees and expenses	$5,000
Total expenses	$50,248

Item 14.  Indemnification of Directors and Officers.

The California General Corporation Law (the “CGCL”) provides a detailed statutory framework covering the limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The amended and restated articles of incorporation and amended and restated bylaws of Heritage Commerce Corp implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’s fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL.

The Company has entered into indemnification agreements with each of its directors and executive officers.  The form of the agreement is incorporated by reference to Exhibit 10.40 of this Registration Statement.

Item 15. Recent Sales of Unregistered Securities

On November 21, 2008, we entered into a purchase agreement with the United States Department of the Treasury, pursuant to which we agreed to issue and sell (i) 40,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value per share and (ii) a warrant to purchase up to 462,963 shares of our Common Stock, no par value per share, at an initial exercise price of $12.96 per share, for an aggregate purchase price of $40 million in cash. These securities were sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 4(2) thereof.

We entered into a securities purchase agreement, dated June 18, 2010, with various investors, pursuant to which the investors invested an aggregate of $75 million in cash in us through direct purchases of newly issued Series B Preferred Stock and Series C Preferred Stock.  On June 21, 2010, we issued to the investors the following securities:

•                                          an aggregate of 53,996 shares of Series B Preferred Stock, each of which will automatically convert into 266.67 shares of our Common Stock (an aggregate of 14,399,000 shares of our Common Stock) based on the initial conversion price of $3.75, one business day following shareholder approval of the issuance of common stock upon the conversion; and

•                                          to two investors, an aggregate of 21,004 shares of Series C Preferred Stock, each of which will automatically convert into 266.67 shares of our Common Stock (an aggregate of 5,601,000 shares of our Common Stock) based on the initial conversion price of $3.75, following receipt of the shareholder approval of the issuance of the common stock upon the conversion, and the subsequent transfer of the Series C Preferred Stock to third parties not affiliated with the holder in a widely dispersed offering.

These securities were sold in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Section 4(2) and Rule 506 of Regulation D thereof.  The securities were offered and sold with the assistance of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) as placement agent.  The Company compensated Sandler O’Neill $4,125,000 as a placement fee.

Item 16.  List of Exhibits.

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated February 8, 2007, by and between Heritage Commerce Corp, Heritage Bank of Commerce and Diablo Valley Bank (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 16, 2007)

3.1	Restated Articles of Incorporation of Heritage Commerce Corp (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 16, 2009)
3.2	Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp, as filed with the California Secretary of State on June 1, 2010 (filed herewith)
3.3	Bylaws, as amended, of Heritage Commerce Corp (filed herewith)
4.1

Indenture, dated as of March 23, 2000, between Heritage Commerce Corp, as Issuer, and the Bank of New York, as Trustee (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.2	Amended and Restated Declaration of Trust, Heritage Capital Trust I, dated as of March 23, 2000 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

Exhibit Number	Description

4.3

Indenture, dated as of September 7, 2000, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.4

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee, and Heritage Commerce Corp, as Sponsor (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.5

Indenture, dated as of July 31, 2001, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2002)

4.6

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association as Institutional Trustee, and Heritage Commerce Corp, as Sponsor, dated as of July 31, 2001 (incorporated herein by reference from the Registrant’s Form 10-K filed March 29, 2002)

4.7

Indenture, dated as of September 26, 2002, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.8

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee and Heritage Commerce Corp, as Sponsor, dated as of September 26, 2002 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.9	Warrant to Purchase Common Stock dated November 21, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed November 26, 2008)
4.10

Certificate of Determination for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed November 26, 2008)

4.11

Certificate of Determination of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, as filed with the California Secretary of State on June 17, 2010 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

4.12

Certificate of Determination of Series C Convertible Perpetual Preferred Stock, as filed with the California Secretary of State on June 17, 2010 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

*5.1	Opinion of Buchalter Nemer, a professional corporation, as to the legality of the securities being registered
10.1	Real Property Leases for Registrant’s Principal Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed March 5, 1998)
10.2	Third Amendment to Lease for Registrant’s Principal Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed August 17, 2005)
10.3	Fourth Amendment to Lease for Registrant’s Principle Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed August 17, 2005)
10.4	Fourth Amendment to Sublease for Registrant’s Principle Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2005)
**10.5	Heritage Commerce Corp Management Incentive Plan (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed May 3, 2005)
**10.6	1994 Stock Option Plan and Form of Agreement (incorporated herein by reference from the Registrant’s Registration Statement on Form S-8 filed July 17, 1998)
**10.7	Amended and Restated 2004 Equity Plan (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 2, 2009)

Exhibit Number	Description

**10.8	Modification to Employment Agreement of James Mayer dated December 11, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed December 17, 2008)
**10.9	Restricted Stock Agreement with Walter Kaczmarek dated March 17, 2005 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed March 22, 2005)
**10.10	2004 Stock Option Agreement with Walter Kaczmarek dated March 17, 2005 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed March 22, 2005)
**10.11	Non-qualified Deferred Compensation Plan (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 31, 2005)
**10.12	Amended and Restated Employment Agreement with Walter Kaczmarek, dated October 17, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed October 22, 2007)
**10.13	Amended and Restated Employment Agreement with Lawrence McGovern, dated October 17, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed October 22, 2007)
**10.14	Amended and Restated Employment Agreement with Raymond Parker, dated October 17, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed October 22, 2007)
**10.15	Employment Agreement with Michael R. Ong, dated August 12, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed August 13, 2008)
**10.16	Employment Agreement with Dan Kawamoto, dated June 11, 2009 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 16, 2009)
**10.17	Employment Agreement with Margaret Incandela, dated February 1, 2010 (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 17, 2010)
**10.18

Consulting Agreement dated of February 8, 2007 between Heritage Bank of Commerce and John J. Hounslow (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)

10.19

Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among Heritage Commerce Corp, Heritage Bank of Commerce and John J. Hounslow (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)

**10.20	Letter Agreement between John J. Hounslow and Heritage Commerce Corp dated June 20, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)
10.21

Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among James Mayer, Heritage Commerce Corp and Heritage Bank of Commerce (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)

**10.22	2005 Amended and Restated Heritage Commerce Corp Supplemental Retirement Plan (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed September 30, 2008)
**10.23	Form of Endorsement Method Split Dollar Plan Agreement for Executive Officers (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 17, 2008)
**10.24	Form of Endorsement Method Split Dollar Plan Agreement for Directors (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 17, 2008)
**10.25

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Walter T. Kaczmarek (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

Exhibit Number	Description

**10.26

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Lawrence D. McGovern (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.27

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Raymond Parker (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.28

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Michael Ong (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.29

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and James Mayer (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.30

First Amended and Restated Deferred Agreement dated December 29, 2008 between James Blair and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.31

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Jack Conner and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.32

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Frank Bisceglia and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.33

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between James Blair and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.34

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Robert Moles and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.35

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Humphrey Polanen and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.36

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Charles Toeniskoetter and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.37

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Ranson Webster and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.38

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between William Del Biaggio, Jr. and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

10.39

Letter Agreement dated November 21, 2008 between the Company and United States Treasury for Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Warrant for Common Stock (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed November 26, 2008)

10.40

Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed December 23, 2009)

10.41	Securities Purchase Agreement between the Company and each of the Purchasers, dated as of June 18, 2010 (incorporated herein from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)
10.42	Registration Rights Agreement between the Company and each of the Purchasers, dated as of June 18, 2010 (incorporated herein from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

Exhibit Number	Description

12.1

Calculation of consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and preferred stock dividends (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed May 11, 2010)

21.1	Subsidiaries of Registrant (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 16, 2007)
23.1	Consent of Crowe Horwath LLP (filed herewith)
*23.2	Consent of Buchalter Nemer (included as part of Exhibit 5.1)
24.1	Power of attorney for directors and officers of Registrant (included in the signature page to this registration statement)

*    To be filed by amendment

**  Management Compensation Plan/Agreement

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)                                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     If the registrant is relying on Rule 430B:  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i)                                   If the registrant is relying on Rule 430B:

(a)                                 Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)                                Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(6)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on July 22, 2010.

HERITAGE COMMERCE CORP

By:	/s/ WALTER T. KACZMAREK
WALTER T. KACZMAREK
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Walter T. Kaczmarek and Lawrence D. McGovern, and each and any of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign this registration statement on Form S-1 and any and all amendments thereto (including post effective amendments), and to file the same with the Securities and Exchange Commission, with all exhibits thereto and other documents in connection therewith, including any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or their or its substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 22, 2010.

Signature	Title

/s/ FRANK G. BISCEGLIA	Director
FRANK G. BISCEGLIA

/s/ JACK W. CONNER	Director and Chairman of the Board
JACK W. CONNER

/s/ CELESTE V. FORD	Director
CELESTE V. FORD

/s/ WALTER T. KACZMAREK	Director and Chief Executive Officer
WALTER T. KACZMAREK	(Principal Executive Officer)

/s/ MARK E. LEFANOWICZ	Director
MARK E. LEFANOWICZ

/s/ LAWRENCE D. MCGOVERN	Executive Vice President and Chief Financial Officer
LAWRENCE D. MCGOVERN	(Principal Financial and Accounting Officer)

Signature	Title

/s/ ROBERT T. MOLES	Director
ROBERT T. MOLES

/s/ HUMPHREY P. POLANEN	Director
HUMPHREY P. POLANEN

/s/ CHARLES J. TOENISKOETTER	Director
CHARLES J. TOENISKOETTER

/s/ RANSON W. WEBSTER	Director
RANSON W. WEBSTER

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated February 8, 2007, by and between Heritage Commerce Corp, Heritage Bank of Commerce and Diablo Valley Bank (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 16, 2007)

3.1	Restated Articles of Incorporation of Heritage Commerce Corp (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on March 16, 2009)
3.2	Certificate of Amendment of Articles of Incorporation of Heritage Commerce Corp, as filed with the California Secretary of State on June 1, 2010 (filed herewith)
3.3	Bylaws, as amended, of Heritage Commerce Corp (filed herewith)
4.1

Indenture, dated as of March 23, 2000, between Heritage Commerce Corp, as Issuer, and the Bank of New York, as Trustee (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.2	Amended and Restated Declaration of Trust, Heritage Capital Trust I, dated as of March 23, 2000 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)
4.3

Indenture, dated as of September 7, 2000, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.4

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee, and Heritage Commerce Corp, as Sponsor (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed April 6, 2001)

4.5

Indenture, dated as of July 31, 2001, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2002)

4.6

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association as Institutional Trustee, and Heritage Commerce Corp, as Sponsor, dated as of July 31, 2001 (incorporated herein by reference from the Registrant’s Form 10-K filed March 29, 2002)

4.7

Indenture, dated as of September 26, 2002, between Heritage Commerce Corp, as Issuer, and State Street Bank and Trust Company of Connecticut, National Association, as Trustee (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.8

Amended and Restated Declaration of Trust by and among State Street Bank and Trust Company of Connecticut, National Association, as Institutional Trustee and Heritage Commerce Corp, as Sponsor, dated as of September 26, 2002 (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 29, 2003)

4.9	Warrant to Purchase Common Stock dated November 21, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed November 26, 2008)
4.10

Certificate of Determination for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed November 26, 2008)

4.11

Certificate of Determination of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, as filed with the California Secretary of State on June 17, 2010 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

4.12

Certificate of Determination of Series C Convertible Perpetual Preferred Stock, as filed with the California Secretary of State on June 17, 2010 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)

*5.1	Opinion of Buchalter Nemer, a professional corporation, as to the legality of the securities being registered

Exhibit Number	Description

10.1	Real Property Leases for Registrant’s Principal Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed March 5, 1998)
10.2	Third Amendment to Lease for Registrant’s Principal Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed August 17, 2005)
10.3	Fourth Amendment to Lease for Registrant’s Principle Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed August 17, 2005)
10.4	Fourth Amendment to Sublease for Registrant’s Principle Office (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2005)
**10.5	Heritage Commerce Corp Management Incentive Plan (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed May 3, 2005)
**10.6	1994 Stock Option Plan and Form of Agreement (incorporated herein by reference from the Registrant’s Registration Statement on Form S-8 filed July 17, 1998)
**10.7	Amended and Restated 2004 Equity Plan (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 2, 2009)
**10.8	Modification to Employment Agreement of James Mayer dated December 11, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed December 17, 2008)
**10.9	Restricted Stock Agreement with Walter Kaczmarek dated March 17, 2005 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed March 22, 2005)
**10.10	2004 Stock Option Agreement with Walter Kaczmarek dated March 17, 2005 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed March 22, 2005)
**10.11	Non-qualified Deferred Compensation Plan (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 31, 2005)
**10.12	Amended and Restated Employment Agreement with Walter Kaczmarek, dated October 17, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed October 22, 2007)
**10.13	Amended and Restated Employment Agreement with Lawrence McGovern, dated October 17, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed October 22, 2007)
**10.14	Amended and Restated Employment Agreement with Raymond Parker, dated October 17, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed October 22, 2007)
**10.15	Employment Agreement with Michael R. Ong, dated August 12, 2008 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed August 13, 2008)
**10.16	Employment Agreement with Dan Kawamoto, dated June 11, 2009 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 16, 2009)
**10.17	Employment Agreement with Margaret Incandela, dated February 1, 2010 (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 17, 2010)
**10.18

Consulting Agreement dated of February 8, 2007 between Heritage Bank of Commerce and John J. Hounslow (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)

10.19

Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among Heritage Commerce Corp, Heritage Bank of Commerce and John J. Hounslow (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)

**10.20	Letter Agreement between John J. Hounslow and Heritage Commerce Corp dated June 20, 2007 (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)

Exhibit Number	Description

10.21

Non-Compete, Non-Solicitation and Confidentiality Agreement dated as of February 8, 2007 by and among James Mayer, Heritage Commerce Corp and Heritage Bank of Commerce (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed June 22, 2007)

**10.22	2005 Amended and Restated Heritage Commerce Corp Supplemental Retirement Plan (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed September 30, 2008)
**10.23	Form of Endorsement Method Split Dollar Plan Agreement for Executive Officers (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 17, 2008)
**10.24	Form of Endorsement Method Split Dollar Plan Agreement for Directors (incorporated herein by reference from the Registrant’s Annual Report on Form 10-K filed March 17, 2008)
**10.25

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Walter T. Kaczmarek (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.26

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Lawrence D. McGovern (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.27

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Raymond Parker (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.28

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and Michael Ong (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.29

Amendment No. 1 to Employment Agreement, dated December 29, 2008 between the Company and James Mayer (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.30

First Amended and Restated Deferred Agreement dated December 29, 2008 between James Blair and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.31

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Jack Conner and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.32

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Frank Bisceglia and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.33

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between James Blair and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.34

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Robert Moles and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.35

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Humphrey Polanen and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.36

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Charles Toeniskoetter and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

**10.37

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between Ranson Webster and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

Exhibit Number	Description

**10.38

First Amended and Restated Director Compensation Benefits Agreement dated December 29, 2008 between William Del Biaggio, Jr. and the Company (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed January 2, 2009)

10.39

Letter Agreement dated November 21, 2008 between the Company and United States Treasury for Fixed Rate Cumulative Perpetual Preferred Stock, Series A and Warrant for Common Stock (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed November 26, 2008)

10.40

Form of Indemnification Agreement between the Registrant and its directors and executive officers (incorporated herein by reference from the Registrant’s Current Report on Form 8-K filed December 23, 2009)

10.41	Securities Purchase Agreement between the Company and each of the Purchasers, dated as of June 18, 2010 (incorporated herein from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)
10.42	Registration Rights Agreement between the Company and each of the Purchasers, dated as of June 18, 2010 (incorporated herein from the Registrant’s Current Report on Form 8-K as filed June 22, 2010)
12.1

Calculation of consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to fixed charges and preferred stock dividends (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed May 11, 2010)

21.1	Subsidiaries of Registrant (incorporated by reference from the Registrant’s Annual Report on Form 10-K filed March 16, 2007)
23.1	Consent of Crowe Horwath LLP (filed herewith)
*23.2	Consent of Buchalter Nemer (included as part of Exhibit 5.1)
24.1	Power of attorney for directors and officers of Registrant (included in the signature page to this registration statement)

*	To be filed by amendment
**	Management Compensation Plan/Agreement